EXHIBIT 23.4

[Letterhead of Shatswell, Macleod & Company, P.C.]

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in Amendment No. 1 to the registration statement on Form S-4 of New England Bancshares, Inc. of our report dated February 6, 2009, with respect to the balance sheets of The Apple Valley Bank & Trust Company as of December 31, 2008 and 2007, and the related statements of income, changes in stockholders’ equity, and cash flows for the years then ended and to the reference to our firm under the heading “Experts” in the prospectus-proxy statement.

/s/ Shatswell, MacLeod & Company, P.C.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

April 13, 2009